UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/08/2007

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.02.    Results of Operations and Financial Condition

MainStreet BankShares, Inc. ("MainStree") announced earnings in a press release on February 13, 2007 for the fourth quarter and year-to-date periods ending December 31, 2006. During the fourth quarter 2006, MainStreet experienced net income of $649,330 or $.37 per basic share compared to net income from continuing operations of $630,169 or $.36 per basic share for the same period in 2005.   Consolidated earnings year-to-date December 31, 2006 totaled $2,869,168 or $1.64 per basic share comparing favorably to earnings from continuing operations for the same period in 2005 of $1,724,898 or $1.00 per basic share, an increase of 66.3%. MainStreet had total assets of $195.3 million at December 31, 2006, an increase of $42 million, or 27.4% over total assets at December 31, 2005.

Item 8.01.    Other Events

MainStreet BankShares, Inc. filed application with the OTC Bulletin Board ("OTCBB") to enroll in their stock quotation service. This application was effective February 12, 2007. MainStreet must maintain at least one market maker in order to remain quoted. Also, MainStreet must continue to submit its periodic reports to the Securities and Exchange Commission ("SEC") in a timely manner.   MainStreet has been current on all periodic filings with the SEC and currently has three market makers.

Effective February 8, 2007, MainStreet RealEstate, Inc. was formed as a subsidiary of MainStreet. This subsidiary was formed for the sole purpose of owning the real estate of the Company. Franklin Community Bank, N.A. ("Franklin Bank"), also a wholly owned subsidiary of MainStreet, anticipates opening an additional branch in the third quarter of 2007. This building and land will be owned by MainStreet RealEstate, Inc.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

    See Index to Exhibits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: February 13, 2007	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT/CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC.

Date: February 13, 2007	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CORP. SECRETARY

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated February 12, 2007 announcing MainStreet common stock being quoted on the OTCBB.
EX-99.2	Press release dated February 13, 2007 announcing MainStreet's fourth quartr 2006 and year-to-date earnings 2006.